Exhibit 99.1

PHOENIX FOOTWEAR GROUP

REPORTS FISCAL 2008 RESULTS

CARLSBAD, Calif., April 20, 2009 — Phoenix Footwear Group, Inc. (NYSE Alternext US: PXG) today reported results for the fourth quarter and year ended January 3, 2009. In addition, the Company provided an update on its strategic process.

Fourth Quarter and Full 2008 Fiscal Year Results

For the fourth quarter ended January 3, 2009, net sales from continuing operations totaled $16.5 million, down 15% from sales of $19.4 million in the fourth quarter of 2007. For the full 2008 fiscal year, net sales from continuing operations were $75.1 million, a 9% decrease from $82.9 million for fiscal 2007.

The net loss from continuing operations was $14.2 million, or $1.74 per share for the fourth quarter of 2008, compared to a net loss from continuing operations of $12.8 million, or $1.59 per share for the fourth quarter of fiscal 2007. Included in the net loss for the fourth quarter of fiscal 2008 were $10.8 million in non-cash impairment charges compared to $6.0 million in non-cash impairment charges for the same period in the previous fiscal year. For the full 2008 fiscal year, net losses from continuing operations totaled $18.8 million, or $2.31 per share inclusive of the $10.8 million impairment charges. In fiscal 2007, the Company recorded a net loss from continuing operations of $16.6 million, or $2.07 per share inclusive of the $6.0 million impairment charges.

Net sales in the Company’s accessories and footwear businesses declined during fiscal 2008 reflecting an unusually weak retail environment and an effort by the Company’s major customers to reduce their inventories on hand.

The Company’s accessories segment generated net sales of $37.4 million for fiscal 2008, a $4.1 million decrease from $41.5 million for fiscal 2007, primarily attributable to softness in the women’s mass and specialty channels. Footwear sales (including both the footwear and premium footwear segments) were $37.7 million for fiscal 2008, a decrease of $3.6 million from footwear sales of $41.3 million in fiscal 2007. Net sales decreased in all primary footwear distribution channels, including independent retailers, department stores and catalog vendors, as the retail market continued to experience unprecedented softness during the second half of fiscal 2008.

Gross profits declined by $1.1 million for the 2008 fiscal year as the Company’s net sales declined; gross margins, however, improved by two percentage points from 31% in fiscal 2007 to 33% in fiscal 2008. This improvement resulted from fewer closeout sales during fiscal 2008 and the streamlining of the Company’s sourcing operations during the latter half of fiscal 2007.

As a result of aggressive inventory management, the Company finished fiscal 2008 with net inventories of $18.0 million, a 10% reduction in inventories from the prior fiscal year end level of $19.9 million.

“With the economic headwinds, this past year was an especially challenging one,” said Russell Hall, President and CEO of Phoenix Footwear Group, Inc. “We are disappointed in our net sales decline and resulting net loss; however we have made some important gains in managing our inventory and gross margins and in restructuring and right sizing our business as detailed in our Annual Report on Form 10-K for fiscal 2008 which we filed today with the SEC. Our productivity improvements, combined with our new organizational structure, position us to produce better results once retail conditions normalize.”

The Company has been in continuing default on its bank debt since September 27, 2008. As a result of this and the fact that the Company has had net losses for the past two fiscal years, the Company’s independent registered public accountants have included a going concern explanatory paragraph in their report on the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the 2008 fiscal year that the Company filed today with the Securities and Exchange Commission. This announcement of a qualification is being made in compliance with NYSE Alternext US Company Guide Rule 610(b) requiring a public announcement of the receipt of an audit opinion that contains a going concern qualification and does not reflect any change or amendment to the consolidated financial statements as filed. Further information regarding the going concern qualification is contained in the Company’s Annual Report on Form 10-K referred to above.

Strategic Initiative Update

Phoenix Footwear also provided the following update on its strategic initiatives to return the Company to profitability and reduce or eliminate its bank debt.

In February 2009, the Company terminated its Tommy Bahama license agreement. At the same time, the Company discontinued production and sales of Tommy Bahama branded products other than pending orders and sales to Tommy Bahama Group to fulfill a products purchase agreement. By shutting down the Tommy Bahama footwear division, the Company eliminated a division which incurred operating losses of $2.4 million and $3.5 million during fiscal 2008 and fiscal 2007, respectively. Additionally, the Company is in the process of monetizing the associated working capital and plans to use the resulting proceeds to reduce its bank debt by an estimated $2.5 million. In the first quarter of fiscal 2009, the Company will report the results of its Tommy Bahama business as discontinued operations. In connection with this action, in the first quarter of fiscal 2009, a pre-tax charge of between $680,000 and $830,000 will be recorded.

During the first quarter of fiscal 2009, the Company took further steps to reduce its corporate overhead. In addition to the 3 positions eliminated relating to Tommy Bahama, 13 managerial and support positions were also eliminated. This restructuring is expected to result in an estimated savings of greater than $2.0 million in annual payroll and related expenses. In connection with this action, in the first quarter of fiscal 2009, a pre-tax restructuring charge of approximately $1.0 million for these activities will be recorded.

Recently, Wrangler Apparel Inc. advised the Company of its intent to directly enter the accessories business and take in-house its Wrangler mass license business. In the wake of this development, the Company has decided to sell the Chambers private label accessories business and certain assets. More specifically, the Company is negotiating with interested parties the terms of a sale transaction which would include Chambers manufacturing equipment, certain Chambers inventory at cost and certain intellectual property and customer relationships. The Company does not plan to include in the Chambers sale the division’s accounts receivables or Wrangler licenses. Upon closing a transaction, the Company plans to collect these receivables and proceeds and wind-down the divisions remaining activities as the Wrangler licenses expire unrenewed.

The Company expects that the Tommy Bahama transaction and Chambers transaction would yield sufficient net proceeds to extinguish its bank debt during fiscal 2009. Until a Chambers transaction is agreed upon and entered into, the Company cannot provide any assurance that a sale will occur or the ultimate amount of proceeds that will result from it.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets men’s and women’s footwear and accessories. Phoenix Footwear’s brands include Trotters ®, SoftWalk ®, H.S. Trask ® and it is a licensee of the Wrangler brand. Emphasizing quality, fit and traditional and authentic designs, these brands are primarily sold through department stores, specialty retailers, mass merchants and catalogs. Phoenix Footwear Group, Inc. is traded on the NYSE Alternext US under the symbol PXG.

Forward-Looking Statements

The words “anticipates,” “will,” “expects,” “intends” and words of similar meaning identify forward-looking statements. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including the Company’s statements regarding the proposed Chambers sale transaction, the expected closing and timing of that transaction and the expected net proceeds from that transaction and the monetization of Chambers’ working capital and the Tommy Bahama transaction and the repayment of the Company’s debt and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. The potential risks and uncertainties include, among others, the possibility that a Chambers transaction is not successfully concluded, or the unexpected liabilities related to the disposition arise or the transactions do not yield the anticipated proceeds. The forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligation to release publicly any update or revision to any forward-looking statement contained herein if there are changes in the Company’s expectations or if any events, conditions or circumstances on which any such forward-looking statement is based.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding future growth and performance of individual brands, Phoenix Footwear’s expected financial performance and condition for fiscal 2009 and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” “exploring, “ or similar expressions. Many of these risks and uncertainties are discussed in Phoenix Footwear’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. These include, without limitation: Phoenix Footwear’s ability to obtain a replacement bank facility or waiver of defaults and amendments to its defaulted secured credit arrangement and the attendant risk of increased costs or stockholder dilution from refinancing the defaulted debt or foreclosure on the Company’s assets if a waiver/amendment is not obtained or the debt is not refinanced; the risk that Phoenix Footwear. will not be able to continue as a going concern; Phoenix Footwear’s ability to return to profitability despite its restructuring efforts and debt reduction; risk associated with the recent disruptions in the overall economy and the impact on the retail industry, including Phoenix Footwear’s customers; risk associated with Phoenix’s accessories business; the concentration of Phoenix Footwear’s sales to a relatively small group of customers; changing consumer preferences and fashion trends; Phoenix’s ability to execute on its growth strategies, including the introduction of new products or the distribution of products through new channels; competition from other companies in Phoenix Footwear’s markets; the potential financial instability of Phoenix Footwear’s customers and the risk of loss of future and pending orders; Phoenix Footwear’s ability to protect its intellectual property rights; the risk of losing third party trademark licenses; Phoenix Footwear’s ability to manage inventory levels; fluctuations in its financial results as a result of the seasonality in its business; the risks of doing business in international markets; Phoenix Footwear’s reliance on independent manufacturers; disruptions in Phoenix Footwear’s manufacturing system; the loss of one or more senior executives; fluctuations in the price, availability and quality of raw materials; a decline in general market and economic conditions; and, risk associated with claims arising from divestiture transactions, including indemnification claims. Although Phoenix Footwear believes that the assumptions underlying the forward- looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Phoenix Footwear or any other person that the objectives and plans of Phoenix Footwear will be achieved. All forward-looking statements included in this press release are based on Phoenix Footwear’s current expectations and projections about future events, based on information available at the time of the release, and Phoenix Footwear assumes no obligation to update any forward-looking statements.

Contacts:

Dennis Nelson

Chief Financial Officer

Phoenix Footwear Group, Inc.

(760) 602-9688

Phoenix Footwear Group, Inc.

Consolidated Condensed Statement of Operations

(In thousands, except per share data)

	For the Three Months Ended
	(Unaudited)				For the Twelve Months Ended
	January 3, 2009		December 29, 2007		January 3, 2009		December 29, 2007
Net sales	$16,479	100.0%	$19,409	100.0%	$75,070	100.0%	$82,871	100.0%
Cost of goods sold	12,036	73.0%	14,337	73.9%	50,493	67.3%	57,215	69.0%

Gross profit	4,443	27.0%	5,072	26.1%	24,577	32.7%	25,656	31.0%
Operating expenses:
Selling, general and administrative expenses	7,314	44.4%	9,037	46.6%	31,492	42.0%	33,484	40.4%
Non-cash 401k stock grant compensation	43	0.3%	134	0.7%	171	0.2%	534	0.6%
Amortization	149	0.9%	228	1.2%	604	0.8%	903	1.1%
Goodwill and intangible impairment charges	10,831		6,034		10,831		6,034
Other (income) expense, net	—	—%	479	2.5%	(1,500)	—%	451	0.5%

Total operating expenses	18,337	111.3%	15,912	82.0%	41,598	55.4%	41,406	50.0%

Operating Loss	(13,894)	-84.3%	(10,840)	-55.9%	(17,021)	-22.7%	(15,750)	-19.0%
Interest expense	207		295		1,613		1,402

Loss before income taxes and discontinued operations	(14,101)	-85.6%	(11,135)	-57.4%	(18,634)	-24.8%	(17,152)	-20.7%
Income tax provision (benefit)	104		1,655		149		(559)

Loss before discontinued operations	(14,205)	-86.2%	(12,790)	-65.9%	(18,783)	-25.0%	(16,593)	-20.0%
(Loss) earnings from discontinued operations, net of tax	(698)	-4.2%	899	4.6%	(677)	-0.9%	15,249	18.4%

Net (loss) earnings	$(14,903)	-90.4%	$(11,891)	-61.3%	$(19,460)	-25.9%	$(1,344)	-1.6%

Loss per common share:
Basic and diluted
Continuing operations	$(1.74)		$(1.59)		$(2.31)		$(2.07)
Discontinued operations	(0.09)		0.11		(0.08)		1.90

Net loss	$(1.83)		$(1.48)		$(2.39)		$(0.17)

Weighted-average shares outstanding:
Basic and diluted	8,166		8,045		8,144		8,031

Phoenix Footwear Group, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	As of January 3, 2009	As of December 29, 2007
ASSETS
Current assets:
Cash and cash equivalents	$456	$2,355
Accounts receivable, net	10,684	14,323
Inventories, net	17,983	19,874
Notes receivable	—	13,303
Other current assets	1,510	1,661
Income taxes receivable	312	2,657

Total current assets	30,945	54,173
Property, plant & equipment, net	2,089	1,996
Goodwill & unamortizable intangibles	—	6,190
Intangible assets, net	22	5,268
Other assets	93	50

	$33,149	$67,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable - line of credit	$11,173	$22,666
Accounts payable	5,431	7,032
Accrued expenses	3,198	3,833
Other current liabilities	1,376	1,467
Income taxes payable	78	444

Total current liabilities	21,256	35,442
Other long-term liabilities	531	1,127
Deferred income tax liability	—	21

Total liabilities	21,787	36,590
Stockholders’ equity	11,362	31,087

	$33,149	$67,677

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